Exhibit 99.1

NEWS RELEASE

Contact:	Lasse Glassen
Investor Relations
Tel: 213-486-6546
Email: investor_relations@mflex.com

MFLEX ANNOUNCES STRONG PRELIMINARY FISCAL 2011 FIRST QUARTER

RESULTS AND PROVIDES BUSINESS OUTLOOK

Company Expects to Generate Record Net Sales of $241 Million in the First Quarter;

Strong Customer Demand Expected to Continue in the Second Quarter

Anaheim, CA, January 10, 2011 – Multi-Fineline Electronix, Inc. (NASDAQ: MFLX), a leading global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry, today announced strong preliminary financial results for the first quarter of fiscal 2011 ended December 31, 2010, along with its current business outlook.

The Company expects to report net sales in the first quarter of approximately $241 million, the highest quarterly amount in the Company’s history and an increase of approximately 5 percent from net sales of $229.5 million in the same quarter last year. Gross margin during the first quarter of fiscal 2011 is expected to be 14.2 percent, compared to 15.9 percent for the same period in the prior year.

Reza Meshgin, Chief Executive Officer of MFLEX, commented, “The record net sales we generated during the first quarter of fiscal 2011 were driven by new program wins and the seasonal demand we traditionally experience heading into the holiday season. Mix of net sales by major customers remained relatively similar compared to the fourth quarter of fiscal 2010 and I am pleased that one newer customer reached 10 percent of our overall net sales in the first quarter. In addition, we expect first quarter gross margins to be in line with previous guidance and we continue to be proactive in identifying areas within our operations where we can achieve cost savings. As a result, we have been able to partially offset the gross margin impact from the recent higher labor costs in China, pricing pressure, and unfavorable currency fluctuations.”

Outlook

For the second quarter of fiscal 2011, the Company currently expects net sales to range between $210 and $240 million. This compares with actual net sales of $154.1 million in the second

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quarter of fiscal 2010. Gross margin in the second quarter of fiscal 2011 is expected to range between 13 to 15 percent based on the projected product mix and sales volume.

Commenting on the Company’s business outlook, Mr. Meshgin noted, “We expect to generate significant year-over-year net sales growth during the second quarter of fiscal 2011. Based on our current visibility, it appears that customer demand will remain very healthy in what has historically been a seasonally soft quarter for MFLEX. Looking further ahead, the solid relationships we enjoy among our existing customer base, traction we are gaining from potential new OEMs and the availability of our new manufacturing capacity currently on-line in China gives us confidence in our belief that we can generate net sales growth in fiscal 2011 of 10 to 20 percent or slightly higher.”

MFLEX will provide its complete financial results in its fiscal 2011 first quarter earnings release and conference call. The exact timing and details of the earnings release and conference call will be announced as they become available.

Investor Conference

MFLEX will be presenting at the 13th Annual Needham Growth Stock Conference at 3:30 p.m. Eastern on Tuesday, January 11, 2011, and expects to discuss its preliminary first quarter results and current business outlook as part of the presentation. A copy of the presentation materials is available at the ‘Investor Relations’ section of the Company’s web site at www.mflex.com.

In addition, the Company will provide a live audio webcast of the presentation also available by visiting the aforementioned website. After the live presentation, an archive of the webcast will also be available.

About MFLEX

MFLEX (www.mflex.com) is a global provider of high-quality, technologically advanced flexible printed circuit and value-added component assembly solutions to the electronics industry. The Company is one of a limited number of manufacturers that provides a seamless, integrated end-to-end flexible printed circuit solution for customers, ranging from design and application engineering, prototyping and high-volume manufacturing to turnkey component assembly and testing. The Company targets its solutions within the electronics market and, in particular, focuses on applications where flexible printed circuits are the enabling technology in achieving a desired size, shape, weight or functionality of an electronic device. Current applications for the Company’s products include mobile phones and smart mobile devices, computer/data storage, portable bar code scanners and other handheld consumer electronic devices. MFLEX’s common stock is quoted on the Nasdaq Global Select Market under the symbol MFLX.

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Certain statements in this news release are forward-looking statements that involve a number of risks and uncertainties. These forward-looking statements include, but are not limited to, statements and predictions regarding: preliminary financial results for the first fiscal quarter; revenues; net sales; sales; net income; operating expenses; profitability; gross margin, including factors that could affect gross margin; yields; labor productivity and operating efficiencies; the Company’s relationship and opportunities with, and expected demand from, its customers and current and upcoming programs, product mix and the material content and ramping thereof. Additional forward-looking statements include, but are not limited to, statements pertaining to other financial items, plans, strategies or objectives of management for future operations, the Company’s future operations and financial condition or prospects, and any other statement that is not historical fact, including any statement which is preceded by the words “assume,” “can,” “will,” “plan,” “expect,” “estimate,” “aim,” “intend,” “project,” “foresee,” “target,” “anticipate,” “may,” “believe,” “future,” or similar words. Actual events or results may differ materially from those stated or implied by the Company’s forward-looking statements as a result of a variety of factors including the effect of the economy or seasonality on the demand for electronic devices, the Company’s success with new and current customers and those customers’ success in the marketplace, the Company’s ability to develop and deliver new technologies, pricing of the Company’s products, labor costs in China, currency fluctuations, the Company’s ability to diversify its customer base and markets, the Company’s effectiveness in managing manufacturing processes and costs and expansion of its operations, the Company’s ability to manage quality assurance issues, the degree to which the Company is able to utilize current and future manufacturing capacity, enter into new markets and execute its strategic plans, the impact of competition, pricing pressures and technological advances, and other risks detailed from time to time in the Company’s SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2010. These forward-looking statements represent management’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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